Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY MOVES TO THE NASDAQ GLOBAL SELECT MARKET

NORWALK, CT., January 3, 2008 – Bolt Technology Corporation (AMEX:BTJ) today announced that it has received approval to list its common stock on the NASDAQ Global Select Market. It is expected that the stock will begin trading on the NASDAQ Global Select Market on or about January 15, 2008 under the symbol “BOLT”.

The Company’s common stock currently is listed on the American Stock Exchange and trades under the symbol “BTJ”. The Company will voluntarily delist its stock from the American Stock Exchange in connection with the switch to the NASDAQ Global Select Market.

Raymond M. Soto, Bolt’s chairman, president and CEO commented, “Bolt Technology extends its appreciation to the American Stock Exchange and Cohen Specialists, LLC for the services and support provided during our years on the AMEX exchange.”

Mr. Soto added, “We believe our move to NASDAQ’s electronic multiple market structure should result in enhanced visibility within the investor community, increased liquidity for our stock and faster executions of trades at the best prices.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources, seismic energy source controllers and synchronizers and underwater cables and connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These include statements about anticipated financial performance, future revenues or earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results and (vi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements.

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